EXHIBIT 5

         [SCHNADER, HARRISON, SEGAL & LEWIS LETTERHEAD]

                         September 13, 1995


Board of Directors
Elcotel, Inc.
6428 Parkland Drive
Sarasota, Florida   34243

          Re:  Registration Statement on Form S-8

Gentlemen:

          We have acted as counsel for Elcotel, Inc. ("Elcotel") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of a Registration Statement on Form S-8 relating to shares of common stock of Elcotel (the "Shares") covered by the Directors Stock Option Plan (the "Plan").

          As counsel for Elcotel, we have examined such corporate records and other documents of Elcotel and considered such questions of law as we have deemed necessary or appropriate for purposes of this opinion. On the basis of such examination, we are of the opinion that the Shares have been duly authorized, and when duly issued against payment of the purchase price therefor pursuant to the Plan and due exercise of the options thereunder, will be validly issued, fully paid and non-assessable.

          We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement and the reference to our Firm in Item 5 of the Registration Statement under the caption "Interests of Named Experts and Counsel."

                                   Very truly yours,



                              /s/ Schnader, Harrison, Segal & Lewis
                              -------------------------------------
                              SCHNADER HARRISON SEGAL & LEWIS